EXHIBIT 21

Baxalta Incorporated

List of Subsidiaries

The following is a list of subsidiaries of Baxalta Incorporated as of December 31, 2015, omitting some subsidiaries which, when considered in the aggregate, would not constitute a significant subsidiary.

Domestic Subsidiary	Jurisdiction of Incorporation
Baxalta US Inc.	Delaware
Baxalta Export Corporation	Delaware
Baxalta World Trade LLC	Delaware
BioLife Plasma Services L.P.	Pennsylvania

International Subsidiary	Jurisdiction of Incorporation
Baxalta Belgium Manufacturing SA	Belgium
Baxalta Bioscience s.r.o	Czech Republic
Baxalta Deutschland GmbH	Germany
Baxalta France S.A.S	France
Baxalta GmbH	Switzerland
Baxalta Holding B.V.	Netherlands
Baxalta Innovations GmbH	Austria
Baxalta Ireland Financing Limited	Ireland
Baxalta Italy S.r.l.	Italy
Baxalta Italy S.p.A.	Italy
Baxalta Manufacturing S.à r.l.	Switzerland
Baxalta Recombinant S.à r.l.	Switzerland
Baxalta Singapore Pte. Ltd.	Singapore
Baxalta UK Investments Ltd.	United Kingdom
Baxalta UK Ltd.	United Kingdom
Baxter AG	Austria
Sigma-Tau Pharma Limited	United Kingdom